Exhibit 99.1
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION.
THIS IS AN ANNOUNCEMENT OF A POSSIBLE OFFER UNDER THE CITY CODE ON TAKEOVERS AND MERGERS (THE “CODE”) AND DOES NOT CONSTITUTE A FIRM INTENTION TO MAKE AN OFFER UNDER RULE 2.7 OF THE CODE. THERE CAN BE NO CERTAINTY THAT ANY FIRM OFFER WILL BE MADE.
For immediate release
23 September 2024
REA Group Ltd (“REA”)
Further increased possible offer for Rightmove plc

In response to recent press speculation in relation to REA’s possible offer for Rightmove, REA confirms that on 16 September 2024 it made a revised non-binding indicative proposal to the Board of Directors of Rightmove regarding a possible cash and share offer for the entire issued and to be issued share capital of Rightmove at an implied total offer value of 749 pence for each Rightmove share (the “Improved Proposal”). The Improved Proposal was rejected by the Board of Directors of Rightmove on 18 September, continuing to characterise it as fundamentally undervaluing Rightmove. The Improved Proposal followed REA’s initial non-binding indicative proposal, made on 5 September 2024, at an implied total offer value of 705 pence for each Rightmove share (the “Initial Proposal”).

Further to the above, REA announces that, on 22 September 2024, it has made a further increased possible cash and share offer for the entire issued and to be issued share capital of Rightmove (the “Further Improved Proposal”).
Under the terms of the Further Improved Proposal, shareholders of Rightmove would receive for each Rightmove share:

341 pence in cash and 0.0422 new REA shares

Based on the closing share price of REA’s shares of A$198.99 and the A$/£ exchange rate of 1.957 on 20 September 2024, being the last trading date before the Further Improved Proposal was made to the Board of Directors of Rightmove, the Further Improved Proposal implies a total offer value of 770 pence for each Rightmove share and values Rightmove’s entire issued and to be issued ordinary share capital at approximately £6.1 billion.
The terms of the Further Improved Proposal represent:
•an increase of 9.2 per cent. on the total value of the Initial Proposal made to the Rightmove Board of Directors on 5 September 2024;
•a 39 per cent. premium to Rightmove’s undisturbed share price of 556 pence on 30 August 2024 (being the last business day prior to the date of REA’s possible offer announcement on 2 September 2024);
•a 41 per cent. premium to Rightmove’s 6-month volume weighted average share price of 548 pence;
•a 43 per cent. premium to Rightmove’s 12-month volume weighted average share price of 540 pence;
•a 43 per cent. premium to Rightmove’s 24-month volume weighted average share price of 540 pence; and
•an enterprise value multiple of approximately 22.4x Rightmove’s EBITDA for the twelve months ended 30 June 2024 of £272 million.

Under the terms of the Further Improved Proposal, Rightmove shareholders would hold approximately 20 per cent. of the combined group’s issued share capital following completion of the proposed transaction.
In light of the upcoming deadline under Rule 2.6(a) of the Code on 30 September 2024, REA is announcing the terms of the Further Improved Proposal to provide shareholders of both companies with the opportunity to make their views known regarding the attractiveness of the Further Improved Proposal, and to urge Rightmove shareholders to encourage the Board of Directors of Rightmove to engage in constructive discussions with REA to work towards a recommended transaction. REA notes that as at the date of this announcement, save for the rejection of REA’s prior two proposals mentioned above, REA has had no substantive engagement with Rightmove. REA remains ready to engage immediately with the Board of Directors of Rightmove.
REA firmly believes that the Further Improved Proposal represents a highly compelling proposition for Rightmove’s shareholders at a significant premium to relevant trading metrics, providing a combination of immediate value certainty in cash and at the same time giving Rightmove shareholders the opportunity to benefit from the future value creation of the combined business. REA has a longstanding track-record of creating value for shareholders. Over the last 10 years, REA has tripled its revenue and EBITDA. REA’s share price has increased by more than 300 per cent. over the last 10 years and by over 75 per cent. in the last two years, testament to its continued strategic and financial delivery.
Commenting on the Further Improved Proposal, Owen Wilson, CEO of REA, said:
“We believe that the combination of our world-leading expertise and technology with the attractive Rightmove business will create an enhanced experience for agents, buyers and sellers of property. We live in a world of intensifying competition and this proposed transaction would bring together two highly complementary digital property businesses for investment and growth. We have today increased our proposal to an implied value of 770 pence – it provides a combination of immediate value certainty in cash and at the same time gives Rightmove shareholders an increasing opportunity in core digital property and adjacencies where we have much expertise. We are genuinely disappointed at the lack of engagement by Rightmove’s Board and we strongly encourage the Rightmove Board to engage.”
The Board of Directors of Rightmove has characterised REA’s approaches as “wholly opportunistic”. However, Rightmove’s share price has lacked any sustained upward momentum for two years, with a last 24 months VWAP of 540 pence, a last 12 months VWAP of 540 pence and an undisturbed share price on 30 August 2024 of 556 pence, despite being supported by its ongoing share buyback programme and revised strategy announced at last year’s Capital Markets Day.
REA’s approach is driven by the strong strategic rationale that it sees for the proposed transaction and REA believes now is a natural time to be able to support and accelerate Rightmove’s strategic objectives for the benefit of all stakeholders. REA’s expertise will enable it to support Rightmove in retaining its number one market position given the heightened competition and increased investment in the market and de-risk the execution of its strategy.
REA continues to believe that the Further Improved Proposal represents a highly compelling proposition to:
•unlock value for both Rightmove and REA shareholders by creating a global and diversified digital property company, with strong margins and significant cash generation, underpinned by number one positions in Australia and the UK;
•enhance customer and consumer value across the combined portfolio utilising REA’s globally leading capabilities and expertise, including REA’s top-of-funnel capabilities (e.g. content and SEO), and REA’s expertise building highly engaging and personalised consumer experiences which have contributed to over 50% of Australians (over the age of 18 years) using realestate.com.au and 47% of realestate.com.au visits coming via REA’s mobile app in FY24;
•apply REA’s experience in investing in and growing adjacencies to support Rightmove in its ambition to accelerate expansion in these areas, noting REA is more advanced in executing its adjacency strategy (including building the #1 commercial property portal in Australia and operating significant financial services and property data businesses), and assist Rightmove to minimise execution risk as it invests further in adjacencies;

•benefit from knowledge transfer, leading technical capabilities as well as support from targeted investment and innovation in a competitive market;
•enhance the UK property experience for buyers, sellers and renters, positively contributing to the property market ecosystem; and
•create a highly attractive investment opportunity for both REA and Rightmove shareholders, delivering continued capital appreciation and shareholder returns.
The cash component of the Further Improved Proposal is expected to be fully financed through long- term third-party debt and existing cash resources. Given the strong growth and high cash generation of both REA and Rightmove, REA expects the combined group will be able to rapidly delever, consistent with REA’s track record of financial discipline, and receive an investment grade rating at completion. REA expects to target a leverage ratio for the combined group of less than 3x within 18 months post- completion whilst delivering strong shareholder returns in the form of dividends.
REA reiterates its intention to apply for a secondary listing of all of its ordinary shares in London, which would enable trading in REA ordinary shares on both the London Stock Exchange and the Australian Securities Exchange in a fully fungible manner. This would provide the opportunity for a wider pool of investors to gain exposure to a global and diversified digital property company on the London Stock Exchange.
Under the terms of the Further Improved Proposal, Rightmove shareholders would remain entitled to receive the 2024 interim dividend of 3.7 pence per share, as announced by Rightmove on 26 July 2024, without any reduction to the terms of the Further Improved Proposal.
The Further Improved Proposal is non-binding and subject to customary conditions, including completion of due diligence to the satisfaction of REA. REA reserves the right to waive in whole or in part any of the conditions to the Further Improved Proposal. REA is committed to its capital allocation framework and maintains a disciplined approach to mergers and acquisitions.
There can be no certainty that an offer to Rightmove shareholders will be made by REA or that any transaction will proceed. REA shareholders do not need to take any action at this time.
In accordance with Rule 2.5(a) of the Code, REA reserves the right to: (i) introduce other forms of consideration and / or vary the mix or composition of consideration of any offer; and (ii) to implement the transaction through or together with a subsidiary of REA or a company which will become a subsidiary of REA. REA also reserves the right to make an offer for Rightmove at a lower value and/or on less favourable terms than those described in this announcement: (i) with the agreement or recommendation of the Board of Rightmove; (ii) if a third party announces a firm intention to make an offer for Rightmove; (iii) following the announcement by Rightmove of a Rule 9 waiver transaction pursuant to Appendix 1 of the Code or a reverse takeover (as defined in the Code). If after the date of this announcement Rightmove declares, makes or pays any dividend or distribution or other return of capital to its shareholders, other than the previously announced interim dividend of 3.7 pence per Rightmove share declared on 26 July 2024, REA reserves the right to make an equivalent reduction to the Further Improved Proposal.
REA will continue to keep the ASX informed in accordance with its obligations.
The release of this announcement was authorised by the Disclosure Committee.

Enquiries:

REA Group Ltd Investors:	REA Group Ltd Media:
Alice Bennett	Angus Urquhart
Executive Manager Investor Relations	General Manager Corporate Affairs
P: +61 409 037 726	P: + 61 437 518 713
E: ir@rea-group.com	E: angus.urquhart@rea-group.com

Deutsche Bank (Financial adviser to REA)

Gavin Deane	+44 (0) 207 545 8000
Oliver Ives
Jennifer Conway
Emma-Jane Newton

Brunswick Group (Media enquiries)

Simon Sporborg	+44 (0) 207 404 5959
Nina Coad	reagroup@brunswickgroup.com
Paul Durman
Jack Walker

Important notices
This announcement is not intended to, and does not, constitute or form part of any offer, invitation or solicitation of any offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction, whether pursuant to this announcement or otherwise.
The release, distribution or publication of this announcement in jurisdictions outside the United Kingdom and Australia may be restricted by laws of the relevant jurisdictions and therefore persons into whose possession this announcement comes should inform themselves about, and observe, any such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

Sources of information and bases of calculation
i.Any references to the issued and to be issued share capital of Rightmove are based on:
•788,750,604 basic ordinary shares as at 2 September 2024, based on Rightmove’s Rule 2.9 disclosure;
•plus 4,127,305 shares reflecting the dilutive impact of Rightmove share options and awards outlined in the Company‘s FY23 Annual Report based on the treasury stock method.
ii.The enterprise value multiple of 22.4x is based on:
•an enterprise value of £6.1 billion. This is calculated as Rightmove's fully diluted equity value based on the Further Improved Proposal terms adjusted for net cash and lease liabilities of £21 million as at 30 June 2024;
•an EBITDA of £272 million for the 12 months to 30 June 2024. EBITDA defined as Rightmove’s underlying operating profit plus depreciation and amortisation.
iii.The Further Improved Proposal value per Rightmove share has been calculated by reference to a closing price of A$198.99 per REA share (being the last closing price on 20 September 2024, the last trading day prior to the date of the Further Improved Proposal) and a GBP / AUD exchange rate of 1.957.
iv.VWAPs are calculated with reference to the period ending 30 August 2024, being the last business day prior to the possible offer announcement on 2 September 2024.
v.REA EBITDA performance based on AUD225 million for the 12 months to 30 June 2014 and AUD825 million for the 12 months to 30 June 2024, based on REA reporting, implying 3.7x (14 per cent. CAGR over a 10 year period).

vi.REA revenue performance based on AUD438 million for the 12 months to 30 June 2014 and AUD1,453 million for the 12 month period to 30 June 2024, based on REA reporting, implying 3.3x (13 per cent. CAGR over a 10 year period).
vii.REA 10 year share price performance based on AUD47.92 on 30 August 2014 and AUD 219.00 on 30 August 2024, being the last business day prior to the possible offer announcement on 2 September 2024, implying an increase of 357 per cent.
viii.REA two year share price performance based on AUD124.20 on 30 August 2022 and AUD 219.00 on 30 August 2024, being the last business day prior to the possible offer announcement on 2 September 2024, implying an increase of 76 per cent.
ix.The reference to the leverage ratio of the combined group in this announcement assumes completion occurs in Q2 calendar year 2025.
x.Certain figures included in this announcement have been subject to rounding adjustments

Notice to US Rightmove shareholders
In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, REA or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Rightmove shares outside the United States, other than pursuant to an offer, before or during the period in which an offer, if made, remains open for acceptance. Also, in accordance with Rule 14e-5(b) of the US Exchange Act, Deutsche Bank will continue to act as an exempt principal trader in Rightmove shares on the London Stock Exchange. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website, www.londonstockexchange.com.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities in the United States. Any securities referenced in this announcement have not been registered under the US Securities Act and may not be offered or sold in the United States absent registration under the US Securities Act, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any offer would be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law.

Disclaimer
Deutsche Bank AG is a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany with its principal office in Frankfurt am Main. It is registered with the local district court (Amtsgericht) in Frankfurt am Main under No HRB 30000 and licensed to carry on banking business and to provide financial services. The London branch of Deutsche Bank AG is registered as a branch office in the register of companies for England and Wales at Companies House (branch registration number BR000005) with its registered branch office address and principal place of business at 21 Moorfields, London EC2Y 9DB. Deutsche Bank AG is subject to supervision by the European Central Bank (ECB), Sonnemannstrasse 22, 60314 Frankfurt am Main, Germany, and the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht or BaFin), Graurheindorfer Strasse 108, 53117 Bonn and Marie-Curie-Strasse 24-28, 60439 Frankfurt am Main, Germany. With respect to activities undertaken in the United Kingdom, Deutsche Bank AG is authorised by the Prudential Regulation Authority. It is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. Details about the extent of Deutsche Bank AG's authorisation and regulation by the Prudential Regulation Authority are available from Deutsche Bank AG on request.
Deutsche Bank AG, acting through its London branch ("Deutsche Bank") is acting as financial adviser to REA and no-one else in connection with the matters described in this announcement and will not be responsible to anyone other than REA for providing the protections afforded to clients of Deutsche

Bank, nor for providing advice in connection with the subject matter of this announcement or any other matter referred to in this announcement.

Publication on website
In accordance with Rule 26.1 of the Code, a copy of this announcement will be available, subject to certain restrictions relating to persons resident in restricted jurisdictions, on REA’s website at www.rea- group.com by no later than 12 noon (London time) on the business day following the date of this announcement. The content of the website referred to in this announcement is not incorporated into, and does not form part of, this announcement.

About REA Group Ltd (www.rea-group.com)
REA Group Ltd ACN 068 349 066 (ASX:REA) (“REA Group”) is a multinational digital advertising business specialising in property. REA Group operates Australia’s leading residential and commercial property websites – realestate.com.au and realcommercial.com.au – as well as the leading website dedicated to share property, Flatmates.com.au and property research website, property.com.au. REA Group owns Mortgage Choice Pty Ltd, an Australian mortgage broking franchise group, PropTrack Pty Ltd, a leading provider of property data services, Campaign Agent Pty Ltd, Australia’s leading provider in vendor paid advertising and home preparation finance solutions for the Australian real estate market and Realtair Pty Ltd, a digital platform providing end-to-end technology solutions for the real estate transaction process. In Australia, REA Group holds strategic investments in Simpology Pty Ltd, a leading provider of mortgage application and e-lodgement solutions for the broking and lending industries and Arealytics, a provider of commercial real estate information and technology in Australia. Internationally, REA Group holds a controlling interest in REA India Pte. Ltd. operator of established brands Housing.com and PropTiger.com. REA Group also holds a significant minority shareholding in Move, Inc., operator of realtor.com in the US, the PropertyGuru Group, operator of leading property sites in Malaysia, Singapore, Thailand and Vietnam and Easiloan, a technology platform for end-to-end digital processing of home loans in India.
For further information in relation to REA, please refer to the REA Group overview on the microsite: https://www.rea-group.com/investor-centre/possible-offer-for-rightmove/